Exhibit 10.50

12 November 2004

Damian Smith

[address]

Re: Termination of your employment by reason of redundancy

Dear Damian:

I refer to your various discussions with Bill Lonergan and myself, and confirm that as a consequence of the sale and closure of the business of LookSmart International Pty Ltd. (“LookSmart”) that your position with LookSmart has become redundant. Accordingly your employment will terminate on 12 November 2004 (the “Termination Date”). This letter is to give you both formal notice of the termination of your employment, and to set out the payments and benefits LookSmart will provide to you on termination of your employment.

1.	Payments

LookSmart has assessed what it considers to be a fair and reasonable termination package for you, taking into account a range of factors including, amongst other things, your length of service, your remuneration package, your job prospects and your age. LookSmart will provide the following payments and benefits to you, subject to all applicable taxes:

(a)	any accrued but unpaid annual leave entitlements calculated up to the termination date;

(b)	any Employee Share Purchase Plan (ESPP) deductions made since 1 June 2004;

(c)	the vesting period for your options will continue until your Termination Date, after which time you will have twelve (12) months in which to exercise any vested options.

Exhibit A attached hereto summarises your termination entitlements and payment. LookSmart also requires that, after your Termination Date, you sign and return the Release attached hereto as Exhibit B, which acknowledges that you accept this package in full and final settlement of all and any claims of any nature, whether at common law or by statute, which you may have against LookSmart and/or any related entity, including any statutory long service entitlement to which you may be entitled under Australian law.

In return for signing this release, LookSmart will provide the “additional severance payment” detailed in Exhibit A and extend the option exercise period as described above. This payment is subject to the terms set out in the Release and is inclusive of any statutory long service entitlement to which you may be entitled under Australian law.

You will receive the payments and benefits other than the additional severance payment regardless of whether or not you sign the Release, subject to you signing and returning to LookSmart the enclosed Return of Property Form, whereby you undertake that you have returned all property of LookSmart and/or any related entity company (for example: office keys, security card, mobile phone, cabcharge card and laptop).

Please also complete Section B of the attached ETP Pre-payment Statement – Payer advising whether we wish to receive cash or rollover your ETP payment to your nominated superannuation fund. Please note that you can only roll over the taxable component of your ETP into superannuation and not the tax free portion or any unused annual leave etc.

2.	Payment arrangements

Within 7 days of the date of the termination of your employment, and the receipt by LookSmart of your signed Return of Property Form, LookSmart will transfer into your nominated bank account the payments outlined in paragraphs 1(a) and 1(b) above. Note that these payments can be made to your usual salary deposit account, or can be disbursed to different or multiple accounts or rolled over to your nominated superannuation fund. Should you agree to sign the Release, the “additional severance payment” as set out on Exhibit A will also be made within 7 days of your Termination Date.

3	Continuing confidentiality obligations to LookSmart

I trust that, upon leaving the organisation, you will continue to observe your obligations of confidentiality which, as you are aware, survive termination of your employment.

4	Further information and advice

Should you have any questions or need help of any sort, please do not hesitate to contact either myself or Bill Lonergan. We sincerely regret that we have had to take this action. I thank you for your contribution to LookSmart and wish you all the very best for the future.

Yours sincerely,

LOOKSMART INTERNATIONAL PTY LTD.

/s/ Paul Siminsky
Paul Siminsky
Chief Operating Officer

Exhibit A

Name:	Damian Smith

Date Joined:	29 July 1998

Termination Date:	12 November 2004

Components of termination payment	Amount
Annual leave accrued and unpaid (as at Termination Date)	AU$	15,036
ESPP deductions (from 1 June 2004 to Termination Date)		—
Prorated 2004 bonus (as at Termination Date)	AU$	141,558
Sub-total	AU$	156,594
Additional severance payment (includes long service entitlement)	AU$	163,500
Gross Payment (subject to applicable withholding/taxes prior to payment)	AU$	320,094

Exhibit B

SETTLEMENT AND RELEASE DEED

THIS DEED is made as of 13 November 2004.

BETWEEN:	LOOKSMART INTERNATIONAL PTY LIMITED of Level 2, 63 – 73 Ann Street, Surry Hills, New South Wales 2010, Australia (“LookSmart International”)

AND:	DAMIAN SMITH (“the Employee”)

RECITAL:

A.	The Employee was employed by LookSmart International or one of its related entities from 29th July 1998 until 12 November 2004 (“the Employment”).

B.	The Employee was employed by LookSmart International in a range of positions during his time of employment, including the positions of Chief Executive Officer of LookSmart International and Interim Chief Executive Officer of LookSmart Limited based in the United States

C.	The Employee’s position became redundant on or around 12 November 2004 subsequent to the international businesses of LookSmart Limited, including LookSmart International being sold or being in the process of liquidation (“the Redundancy”).

WITHOUT ADMISSION OF LIABILITY BY LOOKSMART INTERNATIONAL OR ANY OF ITS RELATED ENTITIES AND IN CONSIDERATION OF THE FOLLOWING, THE PARTIES TO THIS DEED AGREE:

1.	Upon the parties executing this Deed, LookSmart International shall pay the Employee the amounts set forth in Exhibit A (less an amount equivalent to a payment deducted for taxation purposes under Australian law) (“the Settlement Sum”).

2.	The Settlement Sum will be paid within seven (7) days of LookSmart International receiving the Employee’s properly executed Deed of Release.

3.

The Employee releases and forever discharges LookSmart International and all its related bodies corporate or associates from all or any liability past, present and future arising out of the Employment and/or the Redundancy with LookSmart International or any related bodies corporate or associates AND will not file any claim, action, complaint or proceeding against LookSmart International or any of its related bodies corporate or associates arising out of the Employment and/or the Redundancy with

LookSmart International or any of its related bodies corporate or associates TO THE INTENT that this Deed may be pleaded by LookSmart International or any of its related bodies corporate or associates as a complete and absolute bar to any claim, action, complaint or proceeding whatsoever sought to be commenced, brought, reactivated or maintained by the Employee against LookSmart International or any of its related bodies corporate or associates after the date of this Deed. A reference in this Deed to “Related Bodies Corporate” and “Associates” has the same meaning as Section 9 of the Australian Corporations Act 2001.

4.	The Employee shall not make any statement or gesture (express or implied) or do, or omit to do, any act which defames or disparages LookSmart International or any of its related bodies corporate or associates or which may bring LookSmart International or any of its related bodies corporate or associates into disrepute or may in any way disadvantage, injure or harm the reputation, goodwill or business of LookSmart International or any of its related bodies corporate or associates.

5.	The Employee shall not hereafter use or disclose to any person or entity any proprietary information or confidential information of, or relating in any way to, LookSmart International or any of its related bodies corporate or associates except as he may be required by law to do AND he shall not in any way breach any provision of any pre-existing confidentiality agreement or any other agreement between him and LookSmart International or any of its related bodies corporate or associates which subsists beyond his employment with LookSmart International or any of its related bodies corporate or associates.

6.	The Employee agrees to use his best efforts to maintain in confidence the existence of this Deed, the contents and terms of this Deed, and the consideration for this Deed (hereinafter collectively referred to as “Settlement Information”). The Employee agrees not to disclose any Settlement Information to third parties, except as necessary to his attorneys and accountants (who shall acknowledge their obligations of confidentiality) and as required by law or by court or government agency order. In the event the Employee determines that he is required by court or government agency order to disclose this Deed or any of its terms, the Employee shall give notice to LookSmart Limited prior to making such disclosure and shall cooperate in LookSmart Limited’s efforts to maintain confidentiality to the maximum extent possible.

7.	The Employee warrants that, as at the date of this Deed, he has not brought, raised or lodged any claim, action, complaint or proceeding against LookSmart International or any of its related bodies corporate or associates in relation to any matter whatsoever.

8.

The Employee warrants that, upon the execution of this Deed, he has returned all property of LookSmart International or any of its related bodies corporate or associates including all originals, copies and extracts of reports, working papers, customer lists/details, sales figures/details, accounting/financial information training manuals, laptop computers, equipment, hardware software keys, security cards credit cards, disks, items and records of every description.

9.	The Employee warrants that he chooses to enter into this Deed freely and has obtained legal advice on its contents.

10.	The Employee indemnifies LookSmart International and all its related bodies corporate and associates for any costs (on an indemnity basis) charges, loss (including consequential loss), expenses, damages or other detriment arising from a breach of the Employee’s warranties in paragraph 7, 8 and 9 above.

11.	A reference to LookSmart International or any of its related bodies corporate or associates in clauses 1, 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11 of this Schedule shall include a reference to LookSmart International or any of its related bodies corporate or associates officers, employees, contractors and agents and to LookSmart International or any of its related bodies corporate or associates.

THE COMMON SEAL of LOOKSMART INTERNATIONAL PTY LIMITED is affixed in the presence of:

/s/ Paul Siminsky	/s/ Helen Hollyoak
Signature of Director	Signature of Director/Secretary

Paul Siminsky	Helen Hollyoak
Full Name of Signatory PLEASE PRINT	Full Name of Signatory PLEASE PRINT

SIGNED SEALED and DELIVERED by the said DAMIAN SMITH in the presence of:

/s/ Erik Riegler	/s/ Damian Smith
Signature of Witness	Signature of Damian Smith

Erik Riegler
Full Name of Witness